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                                                                   Exhibit 10.31

THIS AGREEMENT is made on 16 March, 2000


BETWEEN

(1) OXFORD GENE TECHNOLOGY IP LIMITED a company incorporated in England and Wales under number 3845467, whose registered office is at 12 School Road, Kidlington, Oxford OX5 2HB, England ("OGT"); and

(2) ROSETTA INPHARMATICS, INC., a Delaware corporation whose principal executive offices are at 12040 115th Ave, NE, Kirkland, WA 98034, USA ("ROSETTA")

RECITALS

(A) OGT controls patents and pending applications relating to Nucleic Acid Arrays (as defined herein) and related technology.

(B) OGT has agreed to grant and Rosetta has agreed to take a license under such patents subject to and in accordance with the terms of this Agreement.

(C) Rosetta has exclusively licensed to Agilent Technologies, Inc., a Delaware corporation (as successor in interest to certain holdings of the Hewlett-Packard Company) ("AGILENT"), certain Inkjet Patents pursuant to that certain Gene Expression Collaboration Agreement dated as of October 1, 1999 (the "ROSETTA/AGILENT COLLABORATION AGREEMENT") between Rosetta and Agilent.

(D) Agilent may, with the consent of Rosetta and pursuant to the Rosetta/Agilent Collaboration Agreement, sublicense certain of its rights in, to and under the Inkjet Patents.

(E) Oxford Gene Technology (operations) Ltd. ("OGT OPERATIONS") (a Wholly-owned Subsidiary of OGT) and Agilent have entered into a Supply Agreement and License dated as of December 6, 1999 (the "OGT/AGILENT AGREEMENT") pursuant to which Agilent has, subject to the consent of Rosetta, sublicensed certain of its rights in, to and under the Inkjet Patents.

(F) Rosetta will consent to the sublicense to OGT Operations by Agilent of certain rights in, to and under the Inkjet Patents subject to and in accordance with the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1. DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement the following words and expressions have the following meanings:

      "AFFILIATE" of a Party means any present or future Entity that Controls, is Controlled by, or is under the Control of the same Entity or Entities as, the Party, but only for so long as such Control continues;

      "ARRAY MAKER" means a device designed to fabricate Nucleic Acid Arrays;

      "CALENDAR QUARTER" means a period of three months ending on 31 March, 30 June, 30 September or 31 December;

      "CONTROL(S)(LED)" means with respect to an Entity, the possession, directly or indirectly, of more than fifty per cent (50%) of the issued share capital or other issued stock or securities of, or the voting power in, such Entity;

      "COVERED BY A VALID CLAIM" means, in relation to a product, that its manufacture, importation, Supply or use would, and in relation to a process, that its practice would, but for the licenses herein or, in the case of OGT, but for the licenses in the OGT/Agilent Agreement, infringe a Valid Claim;

      "DATABASE" means a collection of information derived from one or more Nucleic Acid Arrays, which is licensed for value to multiple third parties, but does not include a database for internal use exclusively by an Entity;

      "EFFECTIVE DATE" means the date first set forth above;

      "END-USER" means an end-user of Royalty-Bearing Services Supplied by Rosetta;

      "ENTITY" means any natural or legal person, partnership, association or governmental authority;

      "EXCLUDED FIELDS" means any of the following activities:

            (a) the use of a Nucleic Acid Array for or in connection with any activity other than gene expression profiling or non-commercial genotyping

            (b) the exercise of any of the rights licensed under this Agreement for the purposes of the manufacture, having manufactured, use, supply, creation or contribution to the creation of Incyte Express Ion Databases; and

            (c) the manufacture or having manufactured of Nucleic Acid Arrays by a method other than In-Situ Inkjet Synthesis

      "INCYTE EXPRESSION DATABASE" means a Database consisting entirely or substantially of gene expression data and containing at least five hundred data points, where a single data point is data relating to the level of expression of one gene in one sample;

      "INKJET DEPOSITION" means a method for the fabrication of Nucleic Acid Arrays on a solid support by deposition of a pre-synthesized oligonucleotide on such solid support


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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      at a specific location using an inkjet printing device to deliver to defined locations on the surface of the solid support such pre-synthesized oligonucleotides;

      "IN-SITU INKJET SYNTHESIS" means a method for the fabrication of Nucleic Acid Arrays on a solid support by synthesizing by chemical means individual nucleic acids directly on such solid support at specific locations on the Nucleic Acid Array using an inkjet printing device to deliver to defined locations on the surface of the solid support precursors for or reagents which allow mononucleotide additions.

      "INSTRUMENT" means readers, fluids stations, hybridization devices, sample logging, handling and processing systems, detection and measurement equipment, computer work stations (and associated software) and other instruments or systems used in the preparation or use of Nucleic Acid Arrays or the extraction or processing of data from Nucleic Acid Arrays;

      "INKJET PATENTS" means all the rights held by Rosetta on the date of the OGT/Agilent Agreement or acquired by Rosetta during the term of the OGT/Agilent Agreement which are licensed to Agilent under the Rosetta/Agilent Collaboration Agreement and which cover instrumentation and methods for making Nucleic Acid Arrays. Inkjet Patents includes patents required for the general use of an Array Maker to make Nucleic Acid Arrays but excludes patents relating to particular Nucleic Acid Arrays, Nucleic Acid Array or probe design, or probe sequences, provided, however, if the Inkjet Patents are licensed to OGT Operations or any successor to its business under Clauses 4.3 or 4.4, the reference to the term of the OGT/Agilent Agreement shall be to the Term;

      "LICENSED PROCESS" means any process, method or procedure which is Covered by a Valid Claim;

      "LICENSED PRODUCT" means a Nucleic Acid Array and any component thereof, an Instrument, kit, reagent, computer software or other product, apparatus or composition of matter of whatever nature which is Covered by a Valid Claim, but not including a Database or other information (other than a Database or information which is an integral part of a product);

      "NET SALES" means amounts invoiced by Rosetta or OGT, as the case may be, or an Affiliate of either on all arm's-length sales of Royalty Bearing Services to a party which is not an Affiliate of the supplying Party, less the following deductions from such gross amounts which are actually incurred, to the extent that they are reasonable and customary:

            (a) credits or allowances actually granted, rejection of results derived from the Supply of Royalty Bearing Services, and retroactive price reductions;

            (b) freight, postage, shipping, customs duties and insurance charges;

            (c) normal and customary trade, cash and quantity discounts, allowances and credits;


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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            (d)   sales, value added or similar taxes measured by the invoice amount, when included in invoice;

            (e) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers;

            (f) commissions paid to third parties other than sales personnel and sale representatives or sales agents; and

            (g) rebates (or equivalents thereof) granted to or charged by national, state or local governmental authorities in countries other than the United States.

      The value of Royalty-Bearing Services Supplied or used by Rosetta or OGT, as the case may be, or an Affiliate of either for quality control purposes shall not be included in the calculation of Net Sales. Net Sales will include technology access fees paid specifically in consideration of access to Royalty-Bearing Services.

      Except as otherwise provided above, if Rosetta or OGT, as the case may be, or an Affiliate of either makes any Supply to commercial third parties of Royalty-Bearing Services for other than monetary value in whole or in part, or otherwise than at arm's length, such Supply shall be considered a Supply hereunder for accounting and royalty purposes. Net Sales for any such non-monetary transfer shall be calculated using the average realised price for the Royalty-Bearing Service charged by Rosetta or OGT or their respective Affiliates, as the case may be, during the royalty-paying period in which such Supply occurs. If no such price is ascertainable, Net Sales will be the fully-burdened cost to Rosetta or OGT or their respective Affiliates, as the case may be, of providing the Royalty-Bearing Service multiplied by [***].

      Except as otherwise provided in Clause 6 hereof in respect of Rosetta, and Clause 7 hereof in respect of OGT, in the event that a Royalty-Bearing Service is Supplied in combination with other apparatus, products, services, software or information, or in any other combination, and the Royalty-Bearing Service is not separately valued on the invoice or other document evidencing such Supply, the Net Sales of the Royalty-Bearing Service shall be calculated using the price generally charged by Rosetta or OGT or their respective Affiliates, as the case may be, for the Royalty-Bearing Service during the royalty-paying period in question when Supplied separately. If both the Royalty-Bearing Service and the other components of the combination product or service may be invoiced separately but are being Supplied at a combination price which is less than the total if invoiced separately then the Net Sales of the Royalty-Bearing Service shall be calculated by multiplying the invoice amount for the combination by a fraction the numerator of which is the price generally charged by Rosetta or OGT or their respective Affiliates, as the case may be, for the Royalty-Bearing Service during the royalty-paying period in question, and the denominator of which is the sum of amounts generally charged by Rosetta or OGT or their respective Affiliates, as the case may be, for the Royalty-Bearing Service and such other components during the royalty-paying period in question. Where the Royalty-Bearing


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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      Service has not previously been Supplied separately, does not have an invoice price and is Supplied in combination as above, then Net Sales for the purposes of calculating royalty will be calculated using the fully-burdened cost to Rosetta or OGT or their respective Affiliates, as the case may be, of providing of the Royalty-Bearing Service multiplied by [***];

      "NUCLEIC ACID ARRAY" means an array of nucleic acids attached to a solid support;

      "PATENT RIGHTS" means U.S. Patents Nos. 5,700,637 and 5,436,327 [***] and all continuations, continuations-in-part, divisionals, re-examinations and reissues, and any patents issuing therefrom or claiming common priority thereto, together with any other patents which issue to OGT, or which otherwise come into the ownership or under the control of OGT during the term and which OGT has the right to license, and which relate, but only to the extent that they relate, to the general use of Nucleic Acid Arrays, including methods for making or analyzing Nucleic Acid Arrays and for creating Rosetta Ratio-based Databases, but excluding therefrom any such patents that relate but only to the extent that they relate to instrumentation for the reading of Nucleic Acid Arrays, the design of probes for use on Nucleic Acid Arrays, particular sequences used on Nucleic Acid Arrays, software used in instrumentation for reading Nucleic Acid Arrays or in probe design, microfluidics or the control or assurance of the quality of Nucleic Acid Arrays;

      "ROSETTA RATIO-BASED DATABASE" means a Database containing relative levels of expressed genes within or between cells wherein such Database may be built from data where measurements from one RNA sample are compared with those from another RNA sample; provided, however, a Rosetta Ratio-based Database shall in no event include an Incyte Expression Database;

      "RESOLVER SOFTWARE" means Rosetta's software package with the features set forth in EXHIBIT A;

      "ROYALTY-BEARING SERVICE" means any service which comprises the use by the provider of the service of one or more Licensed Processes or Licensed Products, including the licensing or Supply of, or rendition of services related to, Rosetta Ratio-based Databases or other information which was generated or a substantial proportion of which was generated by the use of one or more Licensed Products or Licensed Processes;

      "SUPPL(Y)(IED)(YING)" means sell, supply, lend, let out on hire, lease or any other disposal, and in the case of services, includes the provision of access to information;

      "TERM" means the period of time from the Effective Date to and including the date of the last to expire of U.S. Patent Nos. 5,700,637 and 5,436,327 [***] and all continuations, continuations-in-part, divisionals, re-examinations and reissues, and any patents issuing therefrom or claiming common priority thereto;

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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      "VALID CLAIM" means a claim of an issued and subsisting patent in the OGT
      Patent Rights or the Inkjet Patents, as the case may be, which claim has not been finally held to be invalid or unenforceable in a proceeding from which no further appeal may be taken within the time limit for taking such appeal; and

      "WHOLLY-OWNED SUBSIDIARY" of a Party means an Entity of which the Party possesses, directly or indirectly, one hundred per cent (100%) (or the maximum amount permitted by law) of the issued share capital or other issued stock or securities, or the voting power, but only while such possession continues.

1.2 In this Agreement:

      (a)   references to clauses are to the clauses of this Agreement;

      (b)   references to the Parties are to the parties to this Agreement;

      (c) headings are used for convenience only and do not affect its interpretation;

      (d)   references to the singular include the plural and vice versa;

      (e)   references to the masculine include the feminine;

      (f) references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision; and

      (g) references to the agreed form mean to a form agreed between the parties prior to the date hereof and initialed by each of them.

2.    GRANT OF RIGHTS TO ROSETTA BY OGT

2.1 Subject to the terms of this Agreement, OGT hereby grants to Rosetta and Rosetta accepts, a non-exclusive, royalty-bearing, worldwide sub-license under the OGT Patent Rights to manufacture, have manufactured and use Nucleic Acid Arrays for internal purposes only, to create and contribute to the creation of Rosetta Ratio-based Databases, and to Supply and offer for Supply Royalty-Bearing Services, in each case in all fields other than the Excluded Fields.

2.2 OGT will on or about each anniversary of the Effective Date notify Rosetta in writing of any patents in the OGT Patent Rights which have issued or been granted in the preceding 12 months. Any failure to so notify Rosetta will have no effect on the rights granted hereunder.

2.3 No implied right or license is granted to Rosetta under the OGT Patent Rights, including the right to grant sub-licenses. Other than as expressly granted herein, no licenses or right to grant sub-licenses either by estoppel, implication or otherwise are granted herein.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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2.4   The licenses and other rights granted to Rosetta under this Agreement extend to all Wholly-owned Subsidiaries of Rosetta, subject to such Wholly-owned Subsidiaries undertaking in writing to OGT to accept all corresponding obligations, exceptions and limitations. In particular, Rosetta undertakes not to carry out during the Term any activities which fall within the Excluded Fields.

3.    ROSETTA CONSENT TO SUBLICENSE UNDER OGT/AGILENT AGREEMENT

3.1 Subject to the terms of this Agreement, Rosetta hereby consents to the sublicense to OGT Operations by Agilent under the OGT/Agilent Agreement of certain of Agilent's rights in, to and under the Inkjet Patents, but only to the extent of the licenses granted in the OGT/Agilent Agreement.

3.2 Rosetta will on or about each anniversary of the Effective Date notify OGT in writing of any patents in the Inkjet Patents which have issued or been granted in the preceding 12 months. Any failure to so notify Rosetta will have no effect on the rights granted under the OGT/Agilent Agreement.

3.3 No implied right or license is granted to OGT under the Inkjet Patents, nor is any consent given hereby to a sublicense to the Inkjet Patents. No license or right to grant sub-licenses either by estoppel, implication or otherwise are granted nor is any consent to a further sublicense granted hereby.

3.4 The consent provided by Rosetta to the sublicense to OGT Operations by Agilent hereunder shall extend to all Wholly-owned Subsidiaries of OGT, subject to such Wholly-owned Subsidiaries undertaking in writing to Rosetta to accept all corresponding obligations, exceptions and limitations.

4.    ROSETTA'S OBLIGATIONS

4.1 In Rosetta's contracts with End-Users of Royalty-Bearing Services, End-Users shall agree not to sell, or otherwise provide to any third party in exchange for value, data derived from or contained in any Rosetta Ratio-based Database created by Rosetta, or of which Rosetta substantially contributed to the creation ("END-USER DATA"); provided, however, nothing herein shall be construed as preventing or restricting an End-User's right to provide access to End-User Data to a third party with which such End-User has a Collaboration, or if the End-User Data is intended by the End-User for use in the diagnosis and monitoring of a human disease, state or condition of a particular person. A "Collaboration," as used herein, means a bona fide scientific collaboration between an End-User and a third party under a written contract and research plan in a specified area, in which (a) such third party receives biological materials and/or proprietary information of End-User or End-User receives biological materials and/or proprietary information of the third party, (b) End-User obtains significant proprietary rights if significant intellectual property is generated in the collaboration, (c) the collaboration is within End-User's normal business model but only to the extent End-User's normal business model does not include the provision of


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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      nucleic acid hybridization services or products or database distribution services or products for third parties, (d) End-User and its collaborator provide significant scientific input to the collaboration in addition to End-User Data, wherein significant scientific input includes, for example, material input to experimental design, material contributions to experimental execution and material data analysis and (e) the End-User Data are used primarily to facilitate End-User's research, development, or commercialization of particular molecules, classes of molecule, or therapeutic areas. A Collaboration shall not include an arrangement in which an End-User provides Royalty-Bearing Services on a fee-for-service or similar basis.

4.2 Except as otherwise provided below, Rosetta agrees to indemnify and hold OGT harmless from and against any losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) suffered or incurred, and claims made, in connection with third party claims, demands, actions or other proceedings for personal injuries or any product recall to the extent caused by (a) any and all uses or Supply of Royalty-Bearing Services by Rosetta or its Affiliates, (b) any manufacturing defect in any Licensed Products manufactured by or on behalf of Rosetta or (c) any other act or omission of Rosetta in connection with the Supply of Royalty-Bearing Services except to the extent such losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) result from the recklessness or intentional misconduct of OGT.

4.3 In the event that for any reason the OGT/Agilent Agreement shall terminate or expire, Rosetta shall, to the extent that it shall not at such time be prohibited, contractually or otherwise, license to OGT Operations or any successor to its business the Inkjet Patents on the same terms and conditions as the consent provided for herein for a period equal to the remainder of the Term hereunder.

4.4 Rosetta shall provide notice to OGT promptly upon any expiration or termination of the Rosetta/Agilent Collaboration Agreement, and upon any such expiration or termination Rosetta shall, to the extent that it shall not at such time be prohibited, contractually or otherwise, license to OGT Operations or any successor to its business the Inkjet Patents on the same terms and conditions as the consent provided for herein for a period equal to the remainder of the Term.

4.5 Rosetta agrees to license to OGT Operations on the same terms as the Inkjet Patents (including Clause 13.2), for the Term, all patents or other intellectual property rights which it owns or controls during the Term (other than the Inkjet Patents) which cover, but only to the extent that they cover, instrumentation and methods for making Nucleic Acid Arrays, but not including any patent rights which cover, but only to the extent they cover, instrumentation for the reading of Nucleic Acid Arrays, the design of probes for use on Nucleic Acid Arrays, particular sequences used on Nucleic Acid Arrays, software used in instrumentation for reading Nucleic Acid Arrays or in probe design, microfluidics or the control or assurance of the quality of Nucleic Acid Arrays.

4.6 Rosetta agrees to comply promptly and in full with all requests by Agilent made pursuant to and in accordance with the Rosetta/Agilent Collaboration Agreement to enable Agilent to comply with its relevant obligations to OGT Operations under the


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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      OGT/Agilent Agreement, including in the manufacture and supply of Array
      Makers and the provision of technical support in relation to such Array Makers, subject to OGT complying with its corresponding obligations. Rosetta further agrees with OGT itself to comply with such obligations of Agilent under the OGT/Agilent Agreement both during the subsistence of that Agreement and in the event that that Agreement is terminated for any reason, subject always to OGT complying with its correponding obligations.

5.    OGT'S OBLIGATIONS

5.1 Except as otherwise provided below, OGT agrees to indemnify and hold Rosetta harmless from and against any losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) suffered or incurred, and claims made, in connection with third party claims, demands, actions or other proceedings to the extent caused by (a) any and all uses of Inkjet Patents by OGT or its Affiliates, (b) any manufacturing defect in any Licensed Products manufactured by or on behalf of OGT or its Affiliates or (c) any other act or omission of OGT or its Affiliates in connection with the use of Licensed Products or the Supply of Royalty-Bearing Services except to the extent such losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) result from the recklessness or intentional misconduct of Rosetta.

5.2 OGT agrees to cause OGT Operations to strictly abide by the terms and conditions of the OGT/Agilent Agreement, and OGT agrees to provide notice to Rosetta promptly upon any expiration or termination of the OGT/Agilent Agreement. In no event will OGT use, or permit its Affiliates to use, any process or method Covered by a Valid Claim of the Inkjet Patents to fabricate for supply to any single third party customer during any calendar year greater than [***] Nucleic Acid Arrays of a single design as those terms are further elaborated in the OGT/Agilent Agreement.

5.3 OGT agrees that in any settlement of any of its legal and patent proceedings against Affymetrix, Inc. it will not to make any admissions or concessions as to the validity of any patent owned by Affymetrix to the extent that they relate to the manufacture of Nucleic Acid Arrays by In-Situ Inkjet Synthesis or Inkjet Deposition without either the consent of Rosetta or Rosetta's having first obtained a license under such patents in terms satisfactory to it.

6.    CONSIDERATION PAID BY ROSETTA

6.1 Within seven days after the Effective Date, Rosetta will pay to OGT a licence fee in the sum of U.S. $1.0 million. The licence fee will not be creditable against royalty or other payments due to OGT under this Agreement. In addition, Rosetta will within seven days after the Effective Date, pursuant to the Common Stock Issuance Agreement attached hereto as EXHIBIT B, issue to OGT [***] shares of its common stock, par value $0.001.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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6.2   Rosetta shall pay to OGT (i) [***] related to the Supply by Rosetta of
      Royalty Bearing Services substantially all of which consist of the generation of data derived directly from Nucleic Acid Arrays and the supply of such data to a single user and (ii) [***] related to the Supply by Rosetta of all other Royalty Bearing Services whether or not provided with Rosetta software, tools, annotated information or other economically material services.

6.3 Rosetta will on request provide to OGT, at Rosetta's fully-burdened cost, one copy of its Resolver Software for use by OGT for one year from the date of delivery to OGT, and all maintenance related to such Resolver Software will be provided to OGT by Rosetta without charge during such one-year period. In addition, Rosetta will provide at the time of delivery of the Resolver Software to OGT, at Rosetta's fully-burden cost, all third-party hardware and software configurations necessary for operation of the Resolver Software. If OGT shall elect to continue its use and operation of Resolver Software beyond a period of one year from its delivery to OGT, Rosetta shall provide maintenance and support services to OGT at such rates as shall be consistent with licenses of Resolver Software to licensees similarly situated to OGT.

6.4 If during the Term it is necessary or desirable for Rosetta to obtain a license from any third party ("THIRD PARTY LICENSE") other than an Affiliate or continue in effect any license in existence as of the Effective Date with any person other than an Affiliate in order to avoid infringing such third party's patent(s) in the course of Rosetta's Supply of Royalty-Bearing Services, the amounts payable under Clause 6.2 hereof shall be reduced by the amount of the royalties paid under the Third Party License, provided that the amounts payable by Rosetta to OGT shall not be reduced by more than [***] of the amount which would have been payable in the absence of this clause 6.4.

7.    CONSIDERATION PAID BY OGT

7.1 In consideration for the consent by Rosetta to the sublicense of the Inkjet Patents under the OGT/Agilent Agreement, OGT shall pay to Rosetta [***] related to the Supply by OGT of all Royalty Bearing Services.

7.2 If during the Term it is necessary or desirable for OGT to obtain a license from any third party ("THIRD PARTY LICENSE") other than an Affiliate or continue in effect any license in existence as of the Effective Date with any person other than an Affiliate in order to avoid infringing such third party's patent(s) in the course of OGT's Supply of Royalty-Bearing Services, the amounts payable under Clause 7.1 hereof shall be reduced by the amount of the royalties paid under the Third Party License, provided that the amounts payable by OGT to Rosetta shall not be reduced by more than [***] of the amount which would have been payable in the absence of this clause 7.1.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

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8.    PAYMENT TERMS

8.1 Amounts due under this Agreement shall be paid within [***] of the end of each Calendar Quarter in respect of amounts that have accrued during that Calendar Quarter pursuant to the provisions of Clause 6 and 7, and within [***] of the end of the Term.

8.2   All sums due under this Agreement:

      (a) are exclusive of Value Added Tax or other sales tax which where applicable will be paid by the paying party;

      (b) will be paid in US Dollars to the credit of a bank account nominated by the payee;

      (c) shall be made without deduction of income tax or other taxes, charges or duties that may be imposed, except and so far as the paying Party is required to deduct the same to comply with applicable laws, in which case the parties will co-operate in all reasonable respects necessary to take advantage of such double taxation agreements as may be available; and

      (d) shall be made by the due date, failing which the recipient party may charge interest on any outstanding amount on a daily basis at a rate equivalent to [***] per year above the Barclays Bank plc base lending rate then in force.

8.3 If at any time during the Term a Party is prohibited from making any of the payments required hereunder by a governmental authority in any country then such Party will within the prescribed period for making such payments in the appropriate manner use its best endeavors to secure from the proper authority in the relevant country permission to make such payments and will make them within seven days of receiving such permission. If such permission is not received within 30 days of such Party making a request for such permission then the Party to whom such payment is owed may request the other Party to deposit the payments due in the currency of the relevant country either in a bank account designated by such Party within such country or such royalty payments will be made to an Affiliate designated by such Party and having offices in the relevant country.

8.4 Each payment made hereunder shall be accompanied by a statement setting out the total Net Sales for which amounts shall have accrued under Clause 6 or Clause 7, as the case may be, during the period to which the royalty payment relates.

8.5 Each Party will keep for a minimum period of six (6) years from the time of creation at its normal place of business detailed and up-to-date records and accounts showing the value of Royalty-Bearing Services Supplied by it sufficient to ascertain the amounts due under this Agreement. Each Party will make such records and accounts available, on reasonable notice, for inspection no more than once in any calendar year during local business hours by an independent chartered or certified accountant from a firm of accountants nominated by each party and acceptable to other for the sole


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

      purpose of verifying the accuracy of any statement or report given to the other pursuant hereto. The accountant will be required to keep confidential all information learnt during any such inspection, and only to disclose to the other party such details as may be necessary to report on the accuracy of the statement or report. A Party requesting an audit will be responsible for the accountant's charges unless the accountant is satisfied that there is an underpayment of more than [***] in the period audited, in which case the audited party will pay its reasonable charges in respect of that inspection.

9.    PATENT INFRINGEMENT AND ENFORCEMENT

9.1 If Rosetta detects or suspects any infringement of the OGT Patent Rights, and if OGT detects or suspects any infringement of the Inkjet Patents, each Party will promptly notify the other and provide all details within its knowledge with respect to the same. Each of Rosetta and OGT will cooperate and provide the other with all assistance requested for the purpose of any such action brought by the other with respect to any such infringement or suspected infringement.

9.2 No Party will be under any obligation by virtue of this Agreement to take any action whether through the institution of legal proceedings or otherwise with respect to any infringement or suspected infringement of the OGT Patent Rights in the case of OGT, or Inkjet Patents in the case of Rosetta; provided, however, if a party in its absolute discretion decides to take any such action, then without prejudice to any separate agreement that the Parties may enter into, or have entered into, it will do so at its own costs and the other Party will have no claim to any sums received.

10.   CONFIDENTIALITY

10.1  Each Party ("RECEIVING PARTY") undertakes:

      (a) to maintain as secret and confidential all technical and commercial information obtained directly or indirectly from the other Party ("DISCLOSING PARTY") in the course of or in anticipation of this Agreement (including the terms and conditions of this Agreement) and to respect the Disclosing Party's rights therein;

      (b)   to use the same exclusively for the purposes of this Agreement; and

      (c) to disclose the same only to those of its employees, contractors, consultants to whom and to the extent that such a disclosure is reasonably necessary for the purposes of this Agreement and related agreements between the Parties or their Affiliates.

10.2 The provisions of clause 10.1 will not apply to information which the Receiving Party can demonstrate by reasonable, written evidence:


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

      (a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party without an obligation of confidentiality; or

      (b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

      (c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sublicensees; or

      (d) the Receiving Party is required to disclose by or to the courts of any competent jurisdiction, or to any government, regulatory agency or financial authority, provided that the Receiving Party shall

            (i) inform the Disclosing Party as soon as is reasonably practicable, and

            (ii) at the Disclosing Party's request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority's procedures; or

      (e) is independently developed by Recipient without the aid, application, or use of information received from the Disclosing Party, as can be demonstrated by written records created at the time of such independent development; or

      (f) in the case of information disclosed by OGT to Rosetta, is disclosed to actual or potential End-Users of Royalty-Bearing Services, in so far as such disclosure is reasonably necessary to promote the use of Licensed Products or the Supply of Royalty-Bearing Services, provided that the End-Users sign a written confidentiality undertaking at least as restrictive as clauses 10.1 and 10.2.

10.3 The Receiving Party will procure that all of its employees, contractors and sublicensees pursuant to this Agreement (if any) who could have access to any of the Disclosing Party's information to which clause 10.1 applies shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as clauses 10.1 and 10.2 and which apply to the Disclosing Party's information.

11.   WARRANTIES AND WARRANTY DISCLAIMERS

11.1 Each Party warrants to the other that it has the full right and power to enter into this Agreement. OGT further warrants that it is entitled to license the OGT Patent Rights as licensed herein and has not previously assigned them or entered into any agreement relating to them which might affect its ability to license the OGT Patent Rights in accordance with the provisions of this Agreement.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

11.2 Each Party acknowledges that in entering into this Agreement it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the full extent permitted by law.

11.3 Notwithstanding anything contained herein to the contrary, OGT does not give any warranty, representation or undertaking:

      (a) as to the efficacy or usefulness of the OGT Patent Rights or any inventions claimed therein;

      (b) that any of the OGT Patent Rights are or will be valid or subsisting or (in the case of applications) will proceed to grant;

      (c) that the exploitation of any the OGT Patent Rights or the manufacture or use of Licensed Products or the Supply of Royalty-Bearing Services or the exercise of any other rights licensed hereunder, will not infringe any other intellectual property or other rights of any other Entity; or

      (d) as imposing any obligation on OGT to bring or prosecute actions or proceedings against third parties for infringement or to defend any actions or proceedings for revocation of any the OGT Patent Rights.

11.4 Notwithstanding anything contained herein to the contrary, Rosetta does not give any warranty, representation or undertaking:

      (a) as to the efficacy or usefulness of the Inkjet Patents or any inventions claimed therein;

      (b) that any of the patent rights comprising Inkjet Patents are or will be valid or subsisting or (in the case of applications) will proceed to grant;

      (c) that the exploitation of any the Inkjet Patents or the manufacture, use or sale of Nucleic Acid Arrays, will not infringe any other intellectual property or other rights of any other Entity; or

      (d) as imposing any obligation on Rosetta to bring or prosecute actions or proceedings against third parties for infringement or to defend any actions or proceedings for revocation of any the Inkjet Patents.

11.5 IT IS UNDERSTOOD AND AGREED BETWEEN THE PARTIES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY AND ALL RIGHTS LICENSED, CONSENTS GRANTED AND INFORMATION MADE AVAILABLE BY ONE PARTY TO THE OTHER IS LICENSED, GRANTED AND MADE AVAILABLE "AS IS". NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES (OTHER THAN THE WARRANTY IN CLAUSE 11.1) OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO SUCH RIGHTS, CONSENT OR INFORMATION, INCLUDING BUT NOT LIMITED TO


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

      ANY REPRESENTATION OR WARRANTY CONCERNING THE PERFORMANCE OF ANY LICENSED PRODUCT OR ROYALTY-BEARING SERVICE. EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.   DURATION AND TERMINATION

12.1 This Agreement and the licenses granted under it will come into effect on the Effective Date and unless terminated earlier in accordance with this clause will continue in force until expiration of the Term.

12.2 Subject to the next following sentence, if Rosetta is in breach of any payment obligation under this Agreement or is in material breach of any other term or condition of this Agreement, OGT may give written notice to Rosetta specifying the breach and requiring its remedy. If the breach has not been remedied within a period of 60 days from service of the notice to Rosetta, OGT will have the right to terminate the licences granted to Rosetta under this agreement. In no event will OGT have the right to terminate this Agreement or the licences granted to Rosetta under this Agreement by reason of any breach by Rosetta of the prohibition in this Agreement relating to Incyte Expression Databases.

12.3 Either party may terminate the licences granted to the other under this Agreement immediately by written notice if an interim order is applied for or made, or a voluntary arrangement approved, or if a petition for a bankruptcy order is presented or a bankruptcy order is made against the other party or if a receiver or trustee in bankruptcy is appointed or a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the other party's assets or undertaking or a winding-up resolution or petition is passed or presented (otherwise than for the purposes of reconstruction or amalgamation) or if any circumstances arise which entitle the court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order of other similar or equivalent action is taken against or by such other party by reason of its insolvency or in consequence of debt.

12.4 OGT may terminate the licences granted to Rosetta under this Agreement forthwith by written notice to Rosetta if any Entity or group of Entities which does not have Control of Rosetta at the Effective Date acquires Control (other than pursuant to the public offering of such Entity's securities) during the Term hereof and within thirty (30) days of such acquisition such Entity or Entities has not or have not agreed with OGT in writing that any patent rights which cover instrumentation and methods for making Nucleic Acid Arrays, but not including any patent rights which cover instrumentation for the reading of Nucleic Acid Arrays, the design of probes for use on Nucleic Acid Arrays, particular sequences used on Nucleic Acid Arrays, software used in instrumentation for reading Nucleic Acid Arrays or in probe design, microfluidics or the control or assurance of the quality of Nucleic Acid Arrays, which are owned or controlled by it or them or by any of its or their Affiliates, are licensed to OGT and its Affiliates on substantially the same licensing terms as the Inkjet


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

      Patents are licensed to OGT under the OGT/Agilent Agreement for the Term, except that no payment by OGT shall be due, except for royalties rightfully due under Valid Claims of third party patent rights of amounts not exceeding those payable by OGT hereunder.

12.5 On termination of the licences granted to Rosetta under this Agreement by OGT pursuant to Clause 12.3:

      (a) Rosetta will no longer be licensed to exploit in any way, either directly or indirectly, any of the OGT Patent Rights;

      (b) Rosetta will consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the OGTPatent Rights;

      (c) subject as provided in this clause 12.5, and except in respect of any accrued rights, OGT will be under any no further obligation to Rosetta under this Agreement; and

      (d) the provisions of clause 10 will survive termination of this Agreement indefinitely.


13.   GENERAL

13.1 This Agreement may only be amended in writing signed by duly authorized representatives of the Parties.

13.2 The obligations of Rosetta hereunder will run in favor of the successors and permitted assigns of OGT, and the obligations of OGT hereunder will run in favor of the successors and permitted assigns of Rosetta. Neither Party may assign, mortgage, charge or otherwise transfer its rights under this Agreement in whole or part to any third party without the prior written consent of the other, provided, however, either Party may assign all of its rights and obligations under this Agreement to any party to which it transfers all or substantially all of its assets and business related to Nucleic Acid Arrays, provided that in either case the assignee undertakes to be bound by and perform the obligations of the assignor under this Agreement and provided further that where at the time of such assignment the assignee or any Affiliates of the assignee own or control patent rights in the field of Nucleic Acid Array technology the assignee or relevant Affiliate agrees that such patent rights which cover instrumentation and methods for making Nucleic Acid Arrays, but not including any patent rights that cover instrumentation for the reading of Nucleic Acid Arrays, the design of probes for use on Nucleic Acid Arrays, particular sequences used on Nucleic Acid Arrays, software used in instrumentation for reading Nucleic Acid Arrays or in probe design, microfluidics or the control or assurance of the quality of Nucleic Acid Arrays, will be licensed to the other Party hereunder on substantially the same licensing terms as provided hereunder in the event of an assignment by OGT or, in the event of an assignment by Rosetta, on substantially the same terms as provided OGT under the OGT/Agilent Agreement, in each case for the Term except that no


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

      additional payment shall be due, except for royalties rightfully due under Valid Claim(s) of third party patent rights of amounts no greater than under this Agreement or the OGT/Agilent Agreement, as the case may be. Neither Party will have the right to assign this Agreement or any rights hereunder if it is insolvent or any other circumstances described in clauses 12.2 or 12.3 applies to it. In no event will any Party's rights or obligations hereunder be assigned or assignable by any bankruptcy proceedings. Nothing in this clause affects the continued existence or validity of this Agreement as a result of any change in the Entity or Entities having Control of either Party. . 13.3 No failure or delay on the part of either Party to exercise any right or remedy under this Agreement will be construed or operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

13.4 Neither Party will act or describe itself as the agent of the other, nor will it make or represent that it has authority to make any commitments on the other's behalf.

13.5 Any notice to be given under this Agreement will be given in writing and will be sent by first class internal mail or air mail, or by fax (confirmed by first class internal mail or air mail) to the address of the relevant Party, or to the relevant fax number, set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this clause 13.5:

            OGT:             Oxford Gene Technology IP Limited
                             12 School Rd
                             Kidlington
                             Oxford
                             OX5 2HB
                             Attn.  Company Secretary
                             Fax: # 44 (0)1865 379310

            The Licensee:    Rosetta Inpharmatics, Inc
                             12040 115th Avenue NE
                             Kirkland, WA  98034

      Notices sent as above shall be deemed to have been received three working days after the date of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of faxed messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

13.6 Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

13.7 Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party, except to the extent required by applicable laws or regulations, in which case the Party obligated to make the disclosure shall use reasonable efforts to notify the other Party prior to such disclosure.

13.8 This Agreement sets out the entire agreement between the Parties or their Affiliates relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. Save in the case of fraud, the Parties acknowledge they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

13.9 If any clause or part of any clause in this Agreement is declared invalid or unenforceable by the judgement or decree by consent or otherwise of any court or authority of competent jurisdiction from whose decision no appeal is or can be taken, all other clauses or parts of clauses contained in this Agreement will remain in full force and effect and will not be affected thereby for the term of this Agreement, but the Parties will negotiate appropriate amendments to this Agreement with a view to restoring the balance of commercial interests as it stood prior to such invalidity or unenforceability being declared.

13.10 This Agreement is made and will be construed in accordance with the laws of England and Wales and, subject to Clause 13.11, the Parties submit to the exclusive jurisdiction of the English courts.

13.11 All disputes, differences or questions arising out of this Agreement or as to the rights or obligations of the Parties under it or in connection with its construction, validity or subsistence, and any claim by either Party that the other infringes its patent rights by exceeding the scope of the licences granted hereunder or in respect to OGT, the OGT/Agilent Agreement, may be referred to arbitration by a single arbitrator to be agreed between the Parties, having the appropriate expertise to deal with any technical, scientific or legal issues involved in the arbitration. If the Parties are unable to agree on the arbitrator within a period of 60 days of a Party proposing arbitration to the other Party either Party may request that an arbitrator is appointed by the President for the time being of the Law Society of England and Wales having due regard to any representations made to him as to the appropriate qualifications of such arbitrator. The arbitration shall take place in Seattle, Washington, and will be in accordance with rules and procedures agreed between the Parties or in default of agreement determined by the arbitrator. Neither Party may commence legal proceedings against the other (including seeking injunctive relief) in relation to any matter the subject of possible arbitration under this clause unless it has first served written notice on the other Party and the other Party has not requested arbitration within a period of 60 days after service of such notice. There will be no right of appeal to or review by the courts of any decision of the arbitrator in any arbitration pursuant to this clause.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

ATTESTATIONS


OXFORD GENE TECHNOLOGY IP LIMITED

Signature:______________________

Print Name:_____________________

Title:__________________________


ROSETTA INPHARMATICS, INC.

Signature:______________________

Print Name:_____________________

Title:__________________________


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                              Dated 16 March, 2000

                      (1) OXFORD GENE TECHNOLOGY IP LIMITED

                                       and

                         (2) ROSETTA INPHARMATICS, INC.

                 -----------------------------------------------

                                LICENSE AGREEMENT

                ------------------------------------------------